                                             Exhibit (b)(3)

                            AMENDMENT TO BYLAWS

       RESOLVED, That pursuant to the provisions of Article 12 of the By-
Laws of Ivy Fund, Section 3.5 of the By-Laws of Ivy Fund is hereby amended and restated in its entirety to read as follows:

          3.5  Chairmen, President. Unless the Trustees otherwise provide, the Chairman of the Board of Trustees or, if there is none or in the absence of the Chairman, the President shall preside at all meetings of the shareholders and of the Trustees. Unless the Trustees otherwise provide, the President shall be the chief executive officer.

     I certify that I am Secretary of the Trust, and as such officer, have custody of the minute books of the Trust, and that the foregoing resolution is a true and correct resolution duly passed by the Board of Trustees of the Trust at a meeting held on December 17, 2002.

                             /s/Kristen A. Richards
                             ------------------------------------
                             Kristen A. Richards, Secretary

Dated this 17th day of December, 2002.